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                      JOHN HANCOCK VARIABLE SERIES TRUST I

                           PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

     This Plan (the "Plan") is adopted by John Hancock Variable Series Trust I (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") and sets forth characteristics of, and conditions under which the Trust may offer, multiple classes of shares of each of its separate series (each, a "Fund"). This Plan is intended to allow the Trust to offer multiple classes of shares in a manner permitted in Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by that rule. This Plan may be revised or amended from time to time as provided below.

Class Designations

     Each of the Trust's constituent Funds may from time to time issue one or more of the following classes of shares: Initial Class shares, Series I shares, Series II shares, Series III shares, and Series IV shares. Each of these classes will represent interests in the same portfolio investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to any investment minimums and other conditions of eligibility as may be set forth in the Trust's prospectus or statement of additional information as from time to time in effect (collectively, the "Prospectus").

Class Characteristics

     Initial Class shares are offered at a public offering price that is equal to their net asset value ("NAV") without any initial sales charge, any contingent deferred sales charge ("CDSC"), or any fee imposed in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1 Fee").

     Series I, II, III, and IV shares (the "Rule 12b-1 Classes") are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a Rule 12b-1 Fee, as described in the Prospectus.

Allocations to Each Class

     Expense Allocations

     Rule 12b-1 Fees payable by a Fund with respect to any Rule 12b-1 Class of its shares, and such other expenses, as the Trustees may in the future amend this Plan to provide (collectively, "Class Expenses"), shall be allocated, to the extent practicable, on a class-by-class basis, subject to proper approval of a plan under Rule 12b-1 pursuant to which such Rule 12b-1 Fees are paid. Notwithstanding the previous sentence, no amount shall be considered a "Class Expense," to the extent that (1) it includes investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Trust's assets, or (2) such expenses are not actually incurred in a different amount, or to a different degree, or are not of a different kind, with respect to the classes.

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     All expenses of a Fund that are not herein designated as "Class Expenses"
("Fund Expenses") will be allocated to each class thereof on the basis of the net assets of that class in relation to the net assets of the Fund.

     Notwithstanding the above, the Trust may allocate all of a Fund's Fund Expenses on the basis of the relative net assets attributable to settled shares of each class of that Fund's shares, if the Fund is a "Daily Dividend Fund," as permitted by Rule 18f-3(c)(1)(iii) under the 1940 Act.

     Waivers and Reimbursements

     The recipient of any Rule 12b-1 Fees may waive any Rule 12b-1 Fees, and any person may reimburse a Fund for any such fees or for any Class Expenses, on a voluntary or contractual basis. Such waiver or reimbursement may be applicable to one or more of the Funds or classes thereof and may be at different rates for one or more Funds or classes thereof. Each class of a Fund, however, shall be credited with the amount (and no more) of any waiver or reimbursement that results from expenses of that class, and no waiver or reimbursement shall be made that causes the operation of this Plan not to be in the best interests of the Trust, any Fund thereof, or any class of a Fund's shares.

     Income, Gains, and Losses

     Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund.

     However, the Fund shall allocate income and realized and unrealized capital gains and losses to each share within a class based on relative net assets attributable to settled shares of each class, as permitted by Rule 18f-3(a)(1)(iii) under the 1940 Act, if the Fund uses that method for allocating Fund expenses.

Conversion and Exchange

     Any class of shares may automatically convert into another class in accordance with its terms and subject to the terms and conditions of Rule 18f-3 that apply to such conversions.

     Shares of each class generally will be permitted to be exchanged for shares of any class in another Fund, subject, however, to the terms and conditions of any sales, distribution or underwriting agreements, or other agreements pursuant to which those shares are issued or Rule 12b-1 Fees are paid.

Dividends

     Dividends and any other distributions paid by the Trust with respect to shares of any Fund, to the extent any dividends or distributions are paid, will be allocated as between the Fund's classes on the same basis as that Fund's Fund Expenses are allocated.

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Voting Rights

     Each share of each Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will, in accordance with its terms, vote separately as a class on any action that Rule 12b-1 requires to be taken with respect to any Rule 12b-1 Plan that affects that class; any matter submitted to shareholders that relates solely to that class's arrangement under this Plan; any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and any other matters for which class voting is required under applicable law.

Responsibility of the Trustees; Conflicts

     On an ongoing basis, the Trustees will monitor the Trust and each Fund for the existence of any material conflicts among the interests of any classes of shares. Such a conflict, for example, might arise from the use of waivers or reimbursements of fees or expenses or any other expense allocation procedures that are adverse to the interests of participants in one or more classes of one or more Funds' shares. Such conflicts could also be manifested by differences in voting patterns as among participants in one class of a Fund's shares, as compared with another class. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such material conflict that may develop. If a material irreconcilable conflict arises, the Trust's investment adviser and/or one or more recipients of Rule 12b-1 Fees from the Fund in question, at their own cost, will take action to ensure that conflict does not persist (including, if necessary, establishing one or more new registered management investment companies). The obligation to bear such costs of curing any material irreconcilable conflict will be included in a written agreement of each obligated entity, which agreements shall be approved in advance by the Trustees.

Reports to the Trustees

     The investment adviser and the recipients of Rule 12b-1 Fees from the Fund in question will be responsible for reporting any potential or existing conflicts among the Fund's classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning expenditures, as contemplated by paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of a Fund's shares shall be used to justify any Rule 12b-1 Fee charged to that class of that Fund. The statements, including the allocations upon which they are based, will be subject to the review of the Trustees in the exercise of their fiduciary duties.

Future Funds

     This Plan shall not apply to any class of shares of any Fund that is created after the date of this Plan's adoption, unless and until such applicability has been approved in the manner required for Plans of this type by Rule 18f-3.

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Amendments

     This Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the 1940 Act.


Adopted as of February 11, 2004.

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